11-13-00
                                  CONSECO, INC.
               2000 EMPLOYEE STOCK PURCHASE PROGRAM WORK-DOWN PLAN

         1. Plan Purpose. The purpose of this Plan is to promote the long-term interests of the Company and its shareholders by providing a means for certain participants in the Company's Stock Purchase Programs to meet their financial obligations and to align better their interests with those of the Company and the shareholders.

         2. Definitions. The following definitions are applicable to the Plan:

            "Affiliate" means any direct or indirect subsidiary of the Company.

            "Banks" means the financial institutions that will make the Program Loans.

            "Bonus Points" means the points that may be awarded to and earned by Participants under Section 7 of this Plan.

            "Cause" means, in connection with a Participant's Termination of Service, theft or embezzlement from the Company or any Affiliate, violation of a material term or condition of employment, disclosure of confidential information of the Company or any Affiliate, conviction of the Participant of a crime of moral turpitude, stealing of trade secrets or intellectual property owned by the Company or any Affiliate, or any act or omission by or of the Participant that in the opinion of the Company is adverse to the best interests of the Company or any Affiliate.

            "Change of Control" of the Company means the acquisition prior to December 31, 2003 by any "person" (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) of "beneficial ownership" (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company's then outstanding securities entitled to vote with respect to the election of its Board of Directors.

            "Change of Control Benefits" mean an amount equal to the greater of
(a) the purchase price of a Participant's Program Stock plus all accrued but unpaid interest on the Program Loans (excluding accrued interest on the Interest Loans), or (b) the value of the total consideration to be paid for the Participant's Program Stock in any transaction relating to the Change of Control.

            "CIHC" means CIHC, Incorporated, a Delaware corporation.

            "Collateral" means any real or personal property reasonably acceptable to the Committee (other than Program Stock) in which a Participant hereafter grants a security interest to the Banks or the Company (as directed by the Committee) to secure repayment of such Participant's Program Loans or Interest Loans and for which an appropriate pledge or security agreement has been delivered to the Banks or the Company, as the case may be. Notwithstanding the foregoing, no security interest may be granted to the Company in Collateral which represents "margin stock" securing a "purpose credit" in each case as defined by Regulation U promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Section 221.1 et seq.


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            "Collateral Value" means the value that the Committee determines is the realizable value of the Collateral.

            "Commitment Termination Date" means October 31, 2000 unless extended by the Company with the consent of Bank of America, N.A., as to certain Program Loans.

            "Committee" means the committee of the Board of Directors of the Company appointed to administer this Plan.

            "Company" means Conseco, Inc., an Indiana corporation.


            "Consultant" means the person or firm appointed by the Committee to provide financial consulting services to Participants and to advise the Committee.

            "Current Loan Amount" means the amount owed by a Participant for such Participant's Existing Program Loans and Interest Loans as of September 30, 2000.

            "Director and Executive Officer Stock Purchase Plan" means the Amended and Restated 1999 Director and Executive Officer Stock Purchase Plan of Conseco, Inc. effective September 7, 1999 and amended and restated November 2, 1999.

            "Director, Officer and Key Employee Stock Purchase Plan" means the Amended and Restated Director, Officer and Key Employee Stock Purchase Plan of Conseco, Inc. effective July 30, 1998 and amended and restated November 2, 1999.

            "Down Payment" means the amount of cash paid to the Banks or Collateral Value to be provided to the Banks or to the Company (as directed by the Committee) on the Program Loans pursuant to Section 6 of this Plan.

            "Down Payment Interest" has the meaning set forth in Section 6(c) of this Plan.

            "Employee" means any Participant who is actively employed by the Company or an Affiliate.

            "Excess Amount" means the amount by which the Market Value exceeds $25.00.

            "Executive Officer" means any of the following persons: James S. Adams, Maxwell E. Bublitz, Bruce A. Crittenden, Ngaire E. Cuneo (and related trusts) and Thomas J. Kilian.

            "Existing Program Loans" mean the loans made by the financial institutions for whom Bank of America, N.A. or The Chase Manhattan Bank is acting as agent to a Participant or such Participant's designee under the Stock Purchase Programs to purchase Program Stock.



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            "Former CF Employee" means any Participant who was an employee of
Conseco Finance Corp., a Delaware corporation, as of July 1, 2000 and who on or after that date and before October 31, 2000, experienced a Termination of Service for any reason other than action by Conseco Finance Corp. with Cause or voluntary action by the employee.

            "Guaranty Fee" means the quarterly fee equal to 0.5% of the principal amount of the Existing Program Loans or the Program Loans, as the case may be, payable to the Company under the Stock Purchase Programs or this Plan.

            "Interest Loans" mean the loans made or to be made by Conseco Services, LLC, an Affiliate of the Company, to pay interest to, and fees and other charges of, the Banks on the Existing Program Loans and the Program Loans, as the case may be.

            "Market Value" means the closing price of a share of common stock of the Company as reported by the New York Stock Exchange on the last trading day preceding December 31, 2003.

            "Maturity Date" means December 31, 2003.

            "New Interest Rate" means the variable rate of interest from time to time payable on the Program Loans.

            "Participant" means a participant in the Stock Purchase Programs, including any "Participant Designee" of such person as defined in the Stock Purchase Programs, who is eligible to and elects to participate in this Plan.

            "Plan" means the Conseco, Inc. 2000 Employee Stock Purchase Program Work-Down Plan.

            "Program Guaranties" has the meaning set forth in Section 5(a).

            "Program Loans" mean the new loans to be made by the Banks to refinance the Existing Program Loans.

            "Program Stock" means the shares of common stock of the Company or other securities acquired by a Participant under the Stock Purchase Programs.

            "Retirement" means a voluntary Termination of Service on the part of an Employee after attaining the age of sixty (60) years.

            "Stock Purchase Programs" mean the Director, Officer and Key Employee Stock Purchase Plan and the Director and Executive Officer Stock Purchase Plan.

            "Termination of Service" means a termination of the employment relationship between the Employee and the Company and all Affiliates.



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            "Work-Down Amount" means the amount by which: (a) the sum of (i) the outstanding balance of a Participant's Program Loans as of the Maturity Date,
(ii) any cash Down Payment made by such Participant through the Maturity Date,
(iii) the amounts paid by the Company to the Banks under Section 6(c), and (iv) the outstanding balance of such Participant's Interest Loans as of the Maturity Date exceeds (b) the number of shares of Program Stock owned by such Participant on September 30, 2000 multiplied by $25.00.

            "1934 Act" means the Securities and Exchange Act of 1934, as amended.

         3. Administration. This Plan shall be administered by the Committee, which shall consist of three or more members of the Board of Directors, none of whom have any outstanding obligations under the Stock Purchase Programs or the Existing Program Loans. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee without a meeting, shall be acts of the Committee. Except as expressly limited by the Plan, the Committee shall have all powers and discretion necessary or appropriate to administer the Plan and control its operation, including, but not limited to, the power to interpret the Plan and to adopt rules and procedures for the administration, interpretation and operation of the Plan. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

         4. Election to Participate. To participate in this Plan, a Participant must have been an Employee as of October 31, 2000, or a Former CF Employee in either case who has an Existing Program Loan with an outstanding principal balance and must, on or before November 10, 2000:

            (a) elect in writing to participate in this Plan, accept the terms and conditions of this Plan and cooperate fully with the Committee, the Company, the Consultant and the Banks in connection with the administration of the Plan and the Program Loans; and

            (b) execute all documents reasonably required by the Company, the Committee and the Banks in connection with the Existing Program Loans, the Program Loans, the Interest Loans and this Plan, including but not limited to, promissory notes, loan agreements, pledge or security agreements, financing statements, stock powers, releases of liability, personal financial statements, powers of attorney, and letters of instruction to brokers, transfer agents and banks.

         5. Program Loans and Interest Loans.

            (a) The Company has arranged for each Participant to obtain a Program Loan with a maturity equal to the Maturity Date. Each Participant is responsible for satisfying all of the lending requirements specified by the Banks to qualify for the Program Loans, including all collateral requirements. Each Participant acknowledges and agrees that he or she is fully obligated to repay to the Banks all principal, interest, and any prepayment or other fees on the Program Loans when due and payable. It is a condition to the Program


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         Loans that the Company and CIHC guarantee to the Banks repayment of
         100% of the principal, interest, prepayment fees and other fees or obligations of each Participant under the Program Loans (the "Program Guaranties"). The terms and conditions of the Program Guaranties are as agreed by the Company, CIHC and the Banks, and such parties may amend, modify, waive or otherwise change the Program Guaranties as they may from time to time agree. Each Participant agrees to reimburse and to cause its Participant Designee (if applicable) to reimburse the Company and/or CIHC for any and all payments made under either of the Program Guaranties and all loss, cost and expenses of any kind which the Company or CIHC may incur in connection therewith or arising thereunder. The Company may take any action relating to the Participant and her or his assets, which the Committee deems reasonable and necessary (including but not limited to offsetting amounts owed to the Company or CIHC against wages, fees or other amounts owed to the Participant from the Company or its Affiliates) to obtain full reimbursement for amounts the Company or CIHC pays to the Banks under either of the Program Guaranties. Each Participant agrees that the principal amount of its Interest Loans will be increased by (i) one percent (1%) of such Participant's Existing Program Loans reflecting the origination fee paid by the Company to the Banks as of September 22, 2000, and (ii) an amount payable to the Company, equal to 1.625% per annum from September 22, 2000 through and until the Commitment Termination Date on such Participant's Existing Program Loans that were scheduled to mature August 26, 2001.

            (b) For all Participants who remain Employees and comply with the terms of this Plan, the Company will: (i) cause Conseco Services, LLC to continue to extend the Interest Loans to such Participants and to make advancements automatically on behalf of such Participants to the Banks for the payment of interest on the Program Loans and (ii) not require any payments on the Interest Loans from such Participants prior to the Maturity Date. The Interest Loans shall accrue interest at the New Interest Rate commencing October 31, 2000.

            (c) In the case of any Former CF Employee or any Participant who experiences a Termination of Service after October 31, 2000, either by reason of action by the Company without Cause or because of Retirement:
         (i) such Participant will continue to be treated as provided in subsection (b) of this Section 5 and (ii) at such Participant's request, the Company will refund to such Participant any cash Down Payment previously made by such Participant under Section 6 upon the Participant's execution of a promissory note to the Company or one of its Affiliates in an amount equal to the amount of any cash refunded to the Participant, return any Collateral provided to the Company and request the Banks to return any Collateral provided to them pursuant to
         Section 6. The form and terms of the promissory note shall be substantially similar to those of the promissory note for the Interest Loan. Any cash Down Payment refunded to the Participant will no longer accrue Down Payment Interest after the date of such refund.

            (d) Participants who experience a Termination of Service by reason of either action by the Company with Cause or voluntary action by the Participant (other than Retirement) after October 31, 2000, must from and after the last day of the first full calendar


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         quarter ending after the Termination of Service occurs pay to the
         Company the Guaranty Fee and commence paying interest on the Program Loans to the Banks and interest on the Interest Loans to Conseco Services, LLC on a current basis at the rates specified therein.

            (e) The Program Loans shall be paid in full prior to any payment by the Participants to the Company on the Interest Loans. Any cash dividends paid on the Program Stock shall be paid to the Banks on the Program Loans. If the Company or any Affiliate receives any payment from a Participant relating to the Interest Loans while such Participant's Programs Loans are still outstanding, the Company shall turn over and pay (or cause any Affiliate to turn over and pay) the appropriate amount to the Banks to be applied to the Program Loans designated by such Participant at the time of such payment and, in the absence of such designation, pro rata to all Program Loans of such Participant.

         6.       Down Payment.

            (a) Each Participant other than a Former CF Employee shall make a Down Payment in the form of cash and/or Collateral on his or her Program Loans based on the Current Loan Amount. The minimum amount of the Down Payment shall be: (a) five percent (5%) if the Current Loan Amount is $500,000 or less; (b) six percent (6%) if the Current Loan Amount is more than $500,000 and less than or equal to $600,000; (c) seven percent (7%) if the Current Loan Amount is more than $600,000 and less than or equal to $700,000; (d) eight percent (8%) if the Current Loan Amount is more than $700,000 and less than or equal to $800,000;
         (e) nine percent (9%) if the Current Loan Amount is more than $800,000 and less than or equal to $900,000; and (f) ten percent (10%) if the Current Loan Amount is more than $900,000. A Former CF Employee may voluntarily make a Down Payment in any amount. The Down Payment shall be made as soon as possible after electing to participate in this Plan and no later than December 31, 2000, unless otherwise approved by the Committee as provided in subsection (b) of this Section. A Participant may credit against his or her required Down Payment any principal or interest payments made by such Participant from its own funds on the Existing Program Loans prior to the date such Participant elects to participate in this Plan.

            (b) If a Participant believes that he or she is not able to make the Down Payment required by subsection (a) on or before December 31, 2000, the Participant shall accept the assistance of, and cooperate fully with, the Consultant. The Consultant shall be required to report to the Committee what it believes the form, amount(s) and due date(s) of such Participant's Down Payment should be. The Committee shall ultimately determine the form, amount(s) and due date(s) of such Participant's Down Payment. If a Participant fails to comply with the Committee's final decisions regarding the Down Payment, the Company may take the actions provided in Section 10.

            (c) Each Participant's cash Down Payment will accrue interest at the New Interest Rate from the date(s) paid through and to December 31, 2003, unless otherwise specified in this Plan (the "Down Payment Interest"). On each February 15th, commencing in 2002, the Company will pay one-third (1/3) of a Participant's accrued but unpaid Down Payment


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         Interest to the Participant and two-thirds (2/3) of such Participant's accrued but unpaid Down Payment Interest to the Banks as a prepayment of such Participant's Program Loans. The Company's payment of Down Payment Interest to the Banks will be considered a further cash Down Payment by the Participant.

         7. Bonus Point Program.

            (a) Participants who remain Employees will participate in a program under which they will have an opportunity to be awarded up to 40 Bonus Points in any calendar year, commencing in 2001, up to a maximum cumulative amount of 100 Bonus Points by December 31, 2003. Each point will have a value for purposes of this Plan, net of applicable taxes, equal to one percent (1%) of a Participant's Work-Down Amount. Awards of Bonus Points will be tied to the achievement of goals set by the Company in its sole discretion. In general, and with such modifications as the Committee may approve from time to time, fifty percent (50%) of the available points in a given year will be tied to the achievement of Company goals; twenty-five percent (25%) to the achievement of business unit goals; and twenty-five (25%) to the achievement of individual goals. Former CF Employees will have an opportunity to be awarded up to 20 Bonus Points in any calendar year which will be tied only to the achievement of Company goals. The goals for each calendar year shall be communicated to the Participants no later than March 31 of such year.

            (b) If a Participant experiences a Termination of Service by reason of action by the Company without Cause or because of Retirement prior to December 31, 2003, such Participant will be eligible to be awarded up to a maximum of forty (40) Bonus Points for the year in which the Termination of Service occurs and, thereafter, only those Bonus Points (up to 20 per year) that are tied to the Company's achieving its goals.

            (c) If a Participant experiences a Termination of Service by reason of either action by the Company with Cause or voluntary action by the Participant (other than Retirement) prior to December 31, 2003, such Participant will forfeit any previously awarded Bonus Points and, thereafter, will not be eligible to receive any further Bonus Points.

            (d) At the election of a Participant on December 31, 2003, the Company will on that date or as soon as possible thereafter redeem all Bonus Points awarded to such Participant and apply the value thereof determined in accordance with clause (a) above in the following order and manner: (i) reduce the amount then owed by such Participant on the Program Loans on a dollar for dollar basis; (ii) if the Program Loans of such Participant are repaid in full, reduce the amount then owed by such Participant on the Interest Loans on a dollar for dollar basis; and (iii) if the Program Loans, the Interest Loans and all other obligations of such Participant under this Plan are paid in full, pay the remaining balance in cash to the Participant. In addition, any such Participant shall be obligated to pay to the Company an amount equal to seventy-five percent (75%) of the Excess Amount multiplied by the total number of shares of Program Stock which such Participant owned on September 22, 2000. To the extent that the value of such Participant's Bonus Points is characterized as compensation, the amount so characterized will not include the amount


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         payable by such Participant pursuant to the preceding sentence. The
         Participant shall pay the Company the seventy-five percent (75%) of the Excess Amount on such date or dates as the Committee may determine; provided, however, that the Committee may not require payment sooner than June 30, 2004. Beginning on January 1, 2004 and continuing until the date the Participant pays the Company the seventy-five percent (75%) of the Excess Amount owed to the Company pursuant to this clause
         (d), interest will accrue on such amount at the New Interest Rate. If a Participant does not elect to have the Bonus Points redeemed as provided in this subsection, the Bonus Points of such Participant will expire.

            (e) The Company may cancel any Bonus Points awarded to any Participant who asserts any claim in litigation against the Company with regard to any Stock Purchase Programs or who takes any other action that the Company believes is detrimental to its interests.

         8. Provisions Regarding Consultant.


            (a) The Company will appoint and pay all expenses of the Consultant. The Consultant will be instructed to maintain the confidentiality of all information provided to it by Participants, except that the Consultant shall report to the Committee what it believes the form, amount(s) and date(s) of the Participant's Down Payment should be. Each Participant who is required to consult with the Consultant agrees to use his or her best efforts to provide the Consultant with all information that the Consultant may request as soon as reasonably practicable.

            (b) All Participants, including those who experience a Termination of Service, will have the right to obtain financial counseling services from the Consultant on any matters relating to their obligations under the Stock Purchase Programs and this Plan.

         9. Right to Sell Program Stock. All Participants shall retain the right to repay all or any part of their Program Loans at any time or to sell all or any part of their Program Stock, subject to the terms and conditions of any agreements between the Participants and the Banks respecting the Program Loans and the Program Stock. Such repayment or sale prior to December 31, 2003, will not disqualify a Participant from participating in the Bonus Point program.

         10. Failure to Comply. The Committee may declare any Participant who fails to fulfill any of his or her obligations under this Plan ineligible to further participate in the Plan, in which event the Company may cease advancing interest on the Program Loans and Interest Loans for the benefit of such Participant, declare his or her Interest Loans immediately due and payable (in which event such Interest Loans shall be immediately due and payable), declare that the Participant is ineligible to receive the benefits described in Sections 11 and 12 of this Plan (in which event such Participant shall no longer be eligible to receive such benefits at any time) and take any other action it deems appropriate.

         11. Change of Control. If a Change of Control of the Company occurs, a Participant other than an Executive Officer may elect to receive the Change of Control Benefits in exchange for


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his or her Program Stock and terminate all other benefits and obligations under this Plan (including but not limited to those set forth in Section 7 of this Plan). A Participant must notify the Company in writing within thirty (30) days after the occurrence of the Change in Control of his or her election to receive the Change of Control Benefits. Each Participant hereby waives his or her right to any benefits set forth in Section 12 of the Director, Officer and Key Employee Stock Purchase Plan, and a Participant's election to participate in this Plan shall constitute the written consent of such Participant to have the provisions of Section 12 of the Director, Officer and Key Employee Stock Purchase Plan not apply to such Participant.

         12. Death or Disability. Upon a Participant's death or total and permanent disability (as defined in Section 8 of the Stock Purchase Programs) prior to December 31, 2003, the estate of such Participant (in the case of death) or the Participant or his or her representative (in the case of disability) may affirmatively elect to receive the benefits set forth in Section 8 of the Stock Purchase Programs and to terminate all benefits and obligations under this Plan (including, but not limited to, those set forth in Section 7 of this Plan). For the purposes of this Section 12, (a) "Loans" of a Participant shall refer to the Program Loans of such Participant; (b)"Interest Payment Loan" of a Participant shall refer to the Interest Loans of such Participant; and (c) the date set forth in the last sentence of Section 8 of the Stock Purchase Programs is hereby deemed to be amended to read "December 31, 2003" rather than "January 1, 2001." A Participant's estate or the Participant or his or her representative, as the case may be, must notify the Company in writing within ninety (90) days after the Participant's death or total and permanent disability of his, her or its election to receive the benefits set forth in Section 8 of the Stock Purchase Programs (as amended hereby) and to terminate all benefits and obligations under this Plan. If the election is not made pursuant to the preceding sentence, the deceased or disabled Participant will be deemed to have a Termination of Service resulting from Retirement for the purposes of this Plan.

         13. Participant Rights Limited. Neither participation in the Plan nor any action taken pursuant to the Plan shall be construed as giving any person any right to be retained in the employ or service of the Company or any Affiliate.

         14. Amendment and Modification of Plan. The Company may, at any time, amend or modify this Plan except that no such amendment or modification unless otherwise consented to by a Participant may: (a) accelerate the Maturity Date;
(b) decrease the value of the Bonus Points for Participants; (c) increase the percentage of the Excess Amount the Participant is required to pay the Company pursuant to Section 7(d) of this Plan; or (d) modify Sections 11 or 12 of this Plan in any manner adverse to the Participants.

         15. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the successors, assigns and heirs of the Participants and the Company. In no event may any Participant assign any of its rights or obligations under the Plan without the prior consent of the Company.

         16. Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Indiana.



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         17. Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding shares of common stock of the Company by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in corporate structure of the Company, the Excess Amount and the Work-Down Amount will be proportionately adjusted by the Committee and the Committee's determination shall be conclusive.

























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